EXHIBIT D-1


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

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WISCONSIN POWER AND LIGHT COMPANY            |           DOCKET NO. EC01-___-000
WISCONSIN PUBLIC SERVICE CORPORATION         |
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                                JOINT APPLICATION
                              FOR APPROVAL FOR THE
                        PURCHASE AND SALE OF COMMON STOCK

         Wisconsin Power and Light Company (WPL) and Wisconsin Public Service Corporation (WPSC) (collectively, the Applicants) submit this application pursuant to the provisions of Section 203 of the Federal Power Act (FPA) for WPL to purchase a portion of WPSC's common equity interest in Wisconsin River Power Company (Wisconsin River). WPSC's sale of a portion of its common equity interest in Wisconsin River to WPL is in accordance with an Agreement for Purchase and Sale of Stock.

I.       THE THREE COMPANIES

         A.   WISCONSIN POWER AND LIGHT COMPANY
              ---------------------------------

         WPL is a Wisconsin corporation and a wholly-owned subsidiary of Alliant Energy Corporation (Alliant Energy). WPL and Alliant Energy are headquartered in Madison, Wisconsin. WPL provides retail electric service to more than 401,000 customers in a 16,000 square-mile area stretching from southwest to northeast central Wisconsin and wholesale electric capacity, energy, and related services to 24 municipal electric systems in Wisconsin, one privately-owned utility, and to 3 rural electric cooperatives.

         Alliant Energy was formed on April 21, 1998, as a result of the merger among WPL Holdings, Inc., IES Industries Inc., and Interstate Power Company
(IPC). Alliant Energy is a registered public utility holding company and is regulated by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA). In addition to WPL, Alliant Energy has two other direct public utility subsidiaries, IES Utilities Inc. and IPC. WPL also has a wholly-owned utility subsidiary, South Beloit Water, Gas & Electric Company (SBWGE).(1) The Alliant Energy Operating Companies are engaged in the production, transmission, and distribution of electricity for domestic, commercial, and industrial use in the states of Iowa, Wisconsin, Illinois, and Minnesota.

         B.   WISCONSIN PUBLIC SERVICE CORPORATION
              ------------------------------------

         WPSC is an investor-owned utility engaged in the generation, distribution and sale of electric energy, and in the purchase, transportation, distribution and sale of natural gas. WPSC's 11,000 square mile service territory is located in central and northeastern Wisconsin and an adjacent portion of the Upper Peninsula of Michigan. WPSC serves approximately 390,000 electric customers and 230,000 natural gas customers. WPSC is affiliated with Upper Peninsula Power Company (UPPCO), which serves approximately 50,000 customers in a 4,500 square mile area of primarily rural countryside in 10 of the 15 counties in the Upper Peninsula of Michigan.

         WPSC's common stock is wholly-owned by WPS Resources Corporation, headquartered in Green Bay, Wisconsin. WPS Resources Corporation is an exempt public utility holding company with assets of over $1.8 billion. Its subsidiaries and affiliates, including WPSC and UPPCO, have constructed, placed in service, and own numerous

---------------
(1) WPL, IES, IPC and SBWGE are collectively referred to as the "Alliant Energy Operating Companies."

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

fossil, gas, nuclear, and hydroelectric generation projects. Indirect, wholly-owned subsidiaries of WPSR include WPSC Power Development, Inc. (PDI), a developer of merchant generation plants and a competitive generation service provider, and WPS Energy Services, Inc., a diversified energy supply and services company. PDI, established in 1995, is the primary WPS Resources affiliate responsible for acquisition, development, and operation of competitive energy assets. PDI owns approximately 529 MW of generating capacity in various regions of the United States.

         C.   WISCONSIN RIVER POWER COMPANY
              -----------------------------

         Wisconsin River operates primarily as a producer of hydroelectric power for its two owner/customer utilities - WPSC and WPL. WPL currently owns 33.12% of Wisconsin River's common stock; the remaining 66.88% is owned by WPSC. Wisconsin River owns and operates two hydroelectric power generation facilities with an aggregate rated capacity of 35 megawatts at two dam sites on the Wisconsin River. All of this power is sold under a long-term contract to its owner-customers (or in the case of Consolidated Water Power Company, its former owner(2)) in equal one-third shares.(3) Wisconsin River does not make wholesale power sales to any other entities, does not provide transmission service and does not sell power at retail. Wisconsin River also owns, develops for sale, and sells undeveloped parcels of land in the area of the two lakes formed by the project dams. In addition, Wisconsin River sells timber from these lands. Wisconsin River also has a non-utility subsidiary which is engaged in recreation-related activities. Wisconsin River also has a 13.71% ownership interest in

---------------

(2) Consolidated Water Power Company (CWP) is a wholly-owned subsidiary of Stora Enso Consolidated Papers, Inc., which in turn is a wholly-owned subsidiary of Stora Enso Oyj of Finland. CWP formerly owned a one-third share of Wisconsin River, which was sold to WPSC on January 1, 2001.

(3)  Wisconsin River First Revised Rate Schedule FERC No. 2.


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

Wisconsin Valley Improvement Agency, which owns a series of improvements for flood control and for the release of water for the operation of downstream hydroelectric facilities.

II. THE FACILITIES

         The following table provides information, taken from page 406 of Wisconsin River's 2000 Form 1, regarding the two hydroelectric plants which Wisconsin River owns and operates and also includes the FERC license number.

 NAME OF      FERC       INSTALLED     NET PEAK        NET          COST OF
  PLANT      LICENSE      CAPACITY      DEMAND      GENERATION       PLANT
                         NAME PLATE       MW        EXCLUDING
                           RATING      (60 MIN.)    PLANT USE
                          (IN MW)                     (KWH)
--------------------------------------------------------------------------------

Petenwell      1984         20.00         21.00      90,835,700    $ 12,868,251
Castle Rock    1984         15.00         19.00      91,010,500    $ 11,566,141


Wisconsin River's electric generation facilities are licensed under Part I of the FPA. Wisconsin River also owns step-up transformers and other facilities utilized to connect these generators to the transmission grid.

                  The following is a more particularized description of the two hydroelectric plants.

         PETENWELL - CASTLE ROCK PROJECT - Project Number 1984
         -------------------------------

         The Petenwell - Castle Rock Project consists of two projects located on the Wisconsin River in Adams, Juneau, and Wood Counties, Wisconsin.

         The Petenwell Project is a 20 MW project. The project consists of a dam and a series of dikes 15,505 feet long and approximately 38 feet high, an impoundment having a surface area of 25,180 acres, with a storage capacity of 495,000 acre-feet at normal water elevation, an intake structure, a powerhouse with 4 generating units having a total installed capacity of 20 MW, a transmission line, and appurtenant facilities.

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

         The Castle Rock Project has an installed capacity of 15 MW. The project consists of a series of dams and dikes 19,374 feet long and approximately 38 feet high, an impoundment having a surface area of 14,900 acres, with a storage capacity of 136,000 acre-feet at normal water elevation, an intake structure, a powerhouse having 5 generating units having a total installed capacity of 15 MW, a transmission line, and appurtenant facilities.

         Wisconsin River Power Company submitted an application for a new license for the Petenwell - Castle Rock Project on April 29, 1996, which application is pending before the Commission.

III.     THE TRANSACTION

         On January 1, 2001, WPSC purchased from CWP its 31,600 shares of Wisconsin River capital stock. At about the same time, WPL agreed to purchase from WPSC one-half, or 15,800, of the 31,600 capital shares of wisconsin River purchased by WPSC from CWP; this represents 16.88% of the capital stock of wisconsin River. In return, WPL has agreed to pay to WPSC the same price and under the same terms for the shares of wisconsin River stock that WPSC paid to CWP. The balance of WPL's payment will be made over a twelve year period and will represent 16.88% (the percentage share of wisconsin River that WPL is purchasing in this transaction) of the net proceeds available from sales by wisconsin River of real property and wood products during this period.

IV.      OTHER FILINGS

         The parties have modified the contract under which WPSC, WPL and CWP purchase the output of Wisconsin River's generating facilities. That contract was submitted to the Commission on December 22, 2000, pursuant to the provisions of

Section 205 of the FPA, and approved by the Commission on February 9, 2001 in Docket No. ER01-767-000. Since Wisconsin River will continue its existence and its direct ownership of the relevant generating facilities, this transaction does not require the termination of the existing contract pursuant to which Wisconsin River sells power to WPSC, WPL and CWP. In addition, WPL has filed with the SEC its Form U-1 Application under the PUHCA, seeking SEC authorization of this transaction as required under Sections 9 and 10 of PUHCA.

V.       PUBLIC INTEREST STATEMENT - THE TRANSFER OF WISCONSIN RIVER STOCK

         A.  STANDARD OF REVIEW
             ------------------

         WPSC's proposed transfer of 15,800 capital shares of wisconsin River to WPL is consistent with the public interest under Section 203 of the Federal Power Act, 16 U.S.C. ss. 824b(a). Section 203 provides:

                  No public utility shall sell, lease, or otherwise dispose of the whole of its facilities subject to the jurisdiction of the commission, or any part thereof of a value in excess of $50,000, or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any other person, or purchase, acquire, or take any security of any other public utility, without having secured an order of the Commission authorizing it to do so. ... After notice and opportunity for hearing, if the Commission finds that the proposed disposition, consolidation, acquisition or control will be consistent with the public interest, it shall approve the same.

         The Commission's approval of a proposed transaction requires a finding that it "will be consistent with the public interest." 16 U.S.C.ss.824(b). As stated in IES Industries, Inc., et al., 65 FERCP. 62,191 at 64,416 (1993) (footnote omitted):

                  An applicant need not show that a positive benefit will result from a proposed merger or acquisition of facilities in order to support a public interest finding. Rather, an applicant is required to make a full disclosure of all material facts and to show that the disposition is consistent with the public interest.

This public interest finding thus requires a showing of consistency or compatibility with the public interest, not that the transaction furthers or is the only means of achieving the public interest.(4) In its December 1996 Merger Policy Statement ("Policy Statement"),(5) the Commission said that it would consider three elements in evaluating merger applications: the effect of the merger on competition, on regulation, and on rates. Assuming those criteria apply to a divestiture sale, as opposed to a merger, the sale of 16.88% of the capital stock of wisconsin River to WPL is obviously consistent with the public interest.

         B.   EFFECT ON COMPETITION:
              ----------------------

              (I)   THE FACILITY TRANSFER WILL NOT AFFECT COMPETITION:
                    --------------------------------------------------

         The amount of generating capacity being sold as a consequence of this transaction is de minimis and cannot have any impact on competition. As noted, Wisconsin River's total generating capacity is approximately 35 MW, and this transaction affects only 16.88% of that capacity or about 5.9 MW. Thus, WPL will increase the generating capacity in which it has indirect equity ownership by only 5.9 MW. Furthermore, the entirety of the 35 MW generated by Wisconsin River will continue to be sold under a long-term contract to WPL, WPSC and CWP. Under standard Commission policy, the party owning a long-term contractual entitlement to

---------------
(4) Pacific Power & Light Co. v. FPC, 111 F.2d 1014, 1016 (9th Cir. 1940); Northeast Utilities Service Co. v. FERC, 993 F.2d 937, 951 (1st Cir. 1993), quoted in Entergy Services, Inc. and Gulf States Utilities Co., 65 FERCP. 61,332 at 62,471 (1993). There is no requirement that applicants make a showing of a "positive benefit of the merger." Utah Power & Light Co., 47 FERCP. 61,209 at 61,750 (1989); remanded on other grounds, Environmental Action v. FERC, 939 F.2d 1057, 1061 (D.C. Cir. 1991); Entergy Services, Inc., 62 FERCP. 61,073 at 61,370 (1993) (footnotes and citations omitted).

generating capacity is deemed to be the owner of that capacity for market power analysis purposes. Thus, even though WPSC is selling 16.88% of its equity interest to WPL (the equivalent of 5.9 MW), the beneficial owners of that capacity through the ongoing long-term purchased power contract will not be changed in any respect.

              (II)  ISO AND RTO COMMITMENTS:
                    ------------------------

         In considering merger applications, the Commission frequently considers whether or not the applicants have conveyed control over their transmission facilities to Independent System Operators ("ISOs"). On December 31, 2000, both WPL and WPSC transferred their jurisdictional transmission facilities to American Transmission Company, LLC ("ATCLLC").(6) In addition, ATCLLC has proposed to become a member of the MidWest ISO, which will thereby obtain operating control over the ATCLLC transmission facilities including those formerly owned by WPL and WPSC. The MidWest ISO plans to qualify with the Commission as a Regional Transmission Organization ("RTO") pursuant to the provisions of the Commission's Order 2000.(7)

              (III)  MARKET CONCENTRATION:
                     ---------------------

         In evaluating the competitive effect of mergers, the Commission has adopted the Department of Justice/Federal Trade Commission Merger Guidelines ("Guidelines") as the framework for analyzing impact on competition by measuring changes in the degree

---------------
(5)  Inquiry Concerning The Commission's Merger Policy Under The Federal Power
     Act: Policy Statement, Order No. 592, - FERC Stats. and Regs., Regulations Preambles,P. 31,044 at 30,109 (December 30, 1996).

(6) In Docket No. EC00-33-000, the Commission authorized WPL, under Section 203 of the FPA, to transfer ownership of its transmission assets to ATCLLC. In Docket No. EC00-136-000, the Commission authorized WPSC, under Section 203 of the FPA, to transfer ownership of its transmission assets to ATCLLC.

(7) Regional Transmission Organizations, Order No. 2000, 65 Fed. Reg. 809, FERC Stats. & Regs., Regulations Preambles P. 31,089 (1999), order on reh'g, Order No. 2000-A, 65 Fed. Reg. 12,088, FERC Stats. & Regs., Regulations Preambles, P. 31,092 (2000), petitions for review pending sub nom. Public Utility District No. 1 of Snohomish County, Washington v. FERC, Nos. 00-1174, et al., (D.C. Cir.).

of market concentration,(8) and it applies an analytic "screen" based on the Guidelines. See Appendix A of the Policy Statement (P. 31,044 at 30,128, et seq.).(9) However, an Appendix A analysis is not required in connection with this transaction because a threshold determination can be made that the transaction will not have an adverse competitive effect. As stated in the Merger Policy Statement,

         [I]t will not be necessary for the merger applicants to perform the screen analysis or file the data needed for the screen analysis in cases where the merging firms do not have facilities or sell relevant products in common geographic markets. In these cases, the proposed merger will not have an adverse competitive impact (i.e., there can be no increase in the applicants' market power unless they are selling relevant products in the same geographic markets) so there is no need for a detailed data analysis. If the Commission is unable to conclude that the applicants meet this standard, the Commission will require the applicants to supply the competitive analysis screen data described in Appendix A.(10)

As noted above, the generating capacity to be "divested" through the common equity sale is the equivalent of only 5.9 MW. Furthermore, the full 35 MW of capacity will continue to be committed to WPL, WPSC and CWP under a long-term purchased power contract. For those reasons, an Appendix A analysis has not been prepared and is not required since without such data the Commission can conclude based on the record that the transaction will not be anti-competitive in effect.

---------------
(8) U.S. Department of Justice and Federal Trade Commission, Horizontal Merger Guidelines, April 2, 1992, 57 Fed. Reg. 41,552 (1992).

(9) See also Revised Filing Requirements Under Part 33 of the Commission's Regulations, Order No. 642, FERC Stats. & Regs., Regulations PreamblesP. 31,111 (2000), order on reh'g, Order No. 642-A, 94 FERCP. 61,289 (2001)
     (subsequent references are to Order No. 642 only). This rulemaking establishes specific filing requirements that are consistent with the Policy Statement.

(10) Policy Statement at 30,113. See also Order No. 642 at 31,878-879; Duke Power Company and PanEnergy Corporation, 79 FERC P. 61,236 at 62,037-038 (May 28, 1997); PG&E Corporation and Valero Energy Corporation, 80 FERC P. 61,041 at 61,129-130 (July 16, 1997); San Diego Gas & Electric Company, et al., 81 FERC P. 61,410 at 62,862 (December 30, 1997); and Boston Edison Company, 82 FERC P. 61,311 at 62,236 (March 27, 1998).

                  (IV)  VERTICAL CONSIDERATIONS AFFECTING COMPETITION:
                        ---------------------------------------------

         This transaction does not give WPL vertical market power. The limited transmission facilities as to which WPL is increasing its equity ownership are solely utilized to transport the plant output to the transmission grid and are not used for any other purpose. Also, as noted, WPL has already transferred its transmission facilities to ATCLLC. WPL also lacks market power over generating sites, fuel, fuel transportation facilities, or any other factors that could create entry barriers to market participation in the Midwest.

         C.   EFFECT ON REGULATION:
              ---------------------

         This is a sale of common equity interests that does not affect the existence of any corporate entity and does not involve a merger, and therefore does not give rise to so-called "Ohio Power" concerns(11) regarding the loss of this Commission's ratemaking jurisdiction to the SEC, and does not reduce the jurisdiction of this Commission in any way. In addition, the transaction does not diminish the regulatory authority of the state of Wisconsin.

         D.   EFFECT ON RATES:
              ----------------

         The transaction will have no material effect on the rates of wholesale and retail requirements customers. Wisconsin River has no wholesale requirements customers and does not provide jurisdictional transmission service. After this transaction has been consummated, Wisconsin River's sales of electric power will continue to be principally

---------------

(11) See Ohio Power Co., 39 FERCP. 61,098 (1987), reh'g denied, 43 FERCP. 61,046
     (1988), vacated sub nom., Ohio Power v. FERC, 880 F.2d 1400 (D.C. Cir.
     1989), reh'g denied, 897 F.2d 540 (D.C. Cir. 1989), Arcadia v. Ohio Power Co., 498 U.S. 73 (1990), on remand sub nom., Ohio Power Co. v. FERC, 954 F.2d 779 (D.C. Cir. 1992), cert. denied sub nom., Arcadia v. Ohio Power Co., 506 U.S. 981 (1992) (hereinafter "Ohio Power").

limited to WPSC, WPL and CWP and will continue under the current Commission rate schedule.

VI. GENERAL INFORMATION REQUIREMENTS FOR SECTION 203 APPLICATIONS UNDER 18 C.F.R.SS.33.2(A) THROUGH (I) AND REQUEST FOR WAIVERS

(a)     The exact name of the applicants and their principal business addresses:
        ------------------------------------------------------------------------

                  Wisconsin Power and Light Company
                  222 West Washington
                  P.O. Box 192
                  Madison, WI 53701

                  Wisconsin Public Service Corporation
                  700 North Adams Street
                  Green Bay, WI 54301

                  Wisconsin River Power Company
                  Post Office Box 8050
                  Wisconsin Rapids, WI 54495-8050


(b)     The names and address of the persons authorized to receive notices and
        ----------------------------------------------------------------------
        communications regarding the application, including phone and fax
        -----------------------------------------------------------------
        numbers, and E-mail addresses:
        ------------------------------

For Wisconsin Power and Light Company:
-------------------------------------

                  Kent M. Ragsdale
                  Managing Attorney
                  Alliant Energy Corporate Services, Inc.
                  200 First Street SE
                  P.O. Box 351
                  Cedar Rapids, IA 52401
                  Telephone:  (319) 398-7765
                  Facsimile:  (319) 398-4533
                  E-Mail:  kentragsdale@alliant-energy.com

                  Bradford A. Borman
                  Regulatory Attorney
                  Alliant Energy Corporate Services, Inc.
                  222 West Washington Avenue
                  P.O. Box 192
                  Madison, WI 53701
                  Telephone:  (608) 252-3265
                  Facsimile:  (608) 252-4820
                  E-Mail:  bradborman@alliant-energy.com

For Wisconsin Public Service Corporation:
----------------------------------------

                  Mr. William L. Bourbonnais
                  Manager, Rates and Economic Evaluation
                  WISCONSIN PUBLIC SERVICE CORPORATION
                  700 North Adams Street
                  Post Office Box 19001
                  Green Bay, WI 54307-9001
                  Telephone:  (920) 433-1573
                  Facsimile:  (920) 433-5734
                  E-Mail: wbourbo@wpsr.com

                  Peter K. Matt
                  BRUDER, GENTILE & MARCOUX, L.L.P.
                  1100 New York Avenue, N.W.
                  Suite 510 East
                  Washington, DC 20005-3934
                  Telephone:  (202) 783-1350
                  Facsimile:  (202) 347-2644
                  E-Mail: pkmatt@brudergentile.com

For Wisconsin River Power Company:
---------------------------------

                  Ralph G. Baeten
                  Secretary and Treasurer
                  WISCONSIN RIVER POWER COMPANY
                  Post Office Box 19001
                  Green Bay, WI 54307-9001
                  Telephone: (920) 433-1449
                  Facsimile: (920) 433-1526
                  E-Mail: rbaeten@wpsr.com

(c)      A description of the applicants, including:
         -------------------------------------------

         (1) All business activities of the applicant, including authorizations by charter or regulatory approval (to be identified as Exhibit A to the Application):

         The Applicants' business activities are described in Parts I (A) and
(B), pages 1 - 3 of this Application. WPL and WPSC are investor-owned public utilites engaged in the generation, distribution and sale of electric energy.

         (2) A list of all energy subsidiaries and energy affiliates, percentage ownership interest in such subsidiaries and affiliates, and a description of the primary business in which each energy subsidiary and affiliate is engaged (to be identified as Exhibit B to the application):

         For WPL, see the organizational chart for Alliant Energy contained in Exhibit C. It lists all of WPL's energy affiliates and distinguishes between companies that are wholly and partially owned by Alliant Energy. For WPSC, see the organizational chart for WPSR contained in Exhibit C. It lists all of WPSC's energy affiliates and distinguishes between companies that are wholly and partially owned by WPSR.

         (3) Organizational charts depicting the applicant's current and proposed post-transaction corporate structures (including any pending authorized but not implemented changes) indicating all parent companies, energy subsidiaries and energy affiliates unless the applicant demonstrates that the proposed transaction does not affect the corporate structure of any party to the transaction (to be identified as Exhibit C):

         The proposed transactions do not affect the corporate structure of either WPSC or WPL. Nevertheless, WPL and WPSC include organizational charts in Exhibit C.

         (4) A description of all joint ventures, strategic alliances, tolling arrangements or other business arrangements, including transfers of operational control of transmission facilities to Commission approved Regional Transmission Organizations, both current and planned to occur within a year of the date of filing, to which the applicant or its parent companies, energy subsidiaries, and energy affiliates is a party, unless the applicant demonstrates that the proposed transaction does not affect any of its business interests (to be identified as Exhibit D to the application):

         The Applicants request waiver of the requirement to describe this information, as it will not assist the Commission in its evaluation of whether the proposed transaction is in the public interest, and will not affect their business interests except that WPL's equity interest in Wisconsin River will increase from 33.12% to 50% and WPSC's equity interest in Wisconsin River will decrease from 66.88% to 50%. With specific reference to RTOs, neither WPL nor WPSC will possesses any transmission facilities as a result of this transaction so they will not be a transmission service-providing member of any RTO. However, WPL and WPSC will participate in the Midwest ISO as load-serving entities, transmission-dependent utilities and owners of generation and distribution facilities.

         (5) Identity of common officers or directors of parties to the proposed transaction (to be identified as Exhibit E to the application):

         None.

         (6) A description and location of wholesale power sales customers and unbundled transmission services customers served by applicants or its parent companies, subsidiaries, affiliates and associate companies (to be identified as Exhibit F to the application):

         A list of WPL's and WPSC's wholesale power sales customers and unbundled transmission service customers is included in Exhibit F.

(d)      A description of the jurisdictional facilities owned or operated, or
         ---------------------------------------------------------------------
         controlled by the applicant or its parent companies, subsidiaries,
         ------------------------------------------------------------------
         affiliates, and associate companies (to be identified as Exhibit G to
         ---------------------------------------------------------------------
         the application):
         ----------------

         The Applicants' jurisdictional facilities are described in Exhibit G.

(e)      A narrative description of the proposed transaction for which
         -------------------------------------------------------------
         Commission authorization is requested, including:
         -------------------------------------------------

         (1)  The identity of all parties involved in the transaction.

         The parties involved in this transaction are WPL and WPSC, who are described in Parts I (A) and (B), respectively, of this Application.

         (2) All jurisdictional facilities and securities associated with or affected by the transaction (to be identified as Exhibit H to the application).

         The Applicants' jurisdictional securities associated with this transaction are described in Exhibit H.

         (3)  The consideration for the transaction.

         The consideration for this transaction is desribed in Part III, page 5 of this Application.

         (4) The effect of the transaction on such jurisdictional facilities and securities.

           WPL's equity interest in Wisconsin River will increase from 33.12% to 50% and WPSC's equity interest in Wisconsin River will decrease from 66.88% to 50%.

(f)      All contracts related to the proposed transaction together with copies
         ----------------------------------------------------------------------
         of all other written instruments entered into or proposed to be entered
         -----------------------------------------------------------------------
         into by the parties to the transaction (to be identified as Exhibit I
         ---------------------------------------------------------------------
         to the application):
         -------------------

         The purchase and sale agreement and related documents are attached hereto as Exhibit I.

(g)      A statement explaining the facts relied upon to demonstrate that
         ----------------------------------------------------------------
         the proposed transaction is consistent with the public interest. The
         --------------------------------------------------------------------
         application must include a general explanation of the effect of the
         -------------------------------------------------------------------
         transaction on competition, rates and regulation of the applicant by
         --------------------------------------------------------------------
         the Commission and state commissions with jurisdiction over any party
         ---------------------------------------------------------------------
         to the transaction. The applicant must supplement it's application
         ------------------------------------------------------------------
         promptly to reflect in its analysis material changes that occur after
         ---------------------------------------------------------------------
         the date a filing is made with the Commission, but before final
         ---------------------------------------------------------------
         Commission action. Such changes must be described and their effect on
         ---------------------------------------------------------------------
         the analysis explained (to be identified as Exhibit J to the
         ------------------------------------------------------------
         application):
         ------------

         The Applicants public interest statements regarding the transfer of a portion of WPSC's equity interest in Wisconsin River to WPL are set forth in
Part V , pages 6-10 of this Application.

(h)      If the proposed transaction involves physical property of any party,
         --------------------------------------------------------------------
         the applicant must provide a general or key may showing in different
         --------------------------------------------------------------------
         colors the properties of each party to the transaction (to be
         -------------------------------------------------------------
         identified as Exhibit K to the application):
         -------------------------------------------

         This transaction only involves the exchange of common stock equity in Wisconsin River for cash and therefore does not involve the physical property of any jurisdictional entity.

(i)      If the applicant is required to obtain licenses, orders, or other
         -----------------------------------------------------------------
         approvals from other regulatory bodies in connection with the proposed
         ----------------------------------------------------------------------
         transaction, the applicant must identify the regulatory actions, and
         --------------------------------------------------------------------
         provide a copy of each order of those regulatory bodies that relates to
         -----------------------------------------------------------------------
         the proposed transaction (to be identified as Exhibit L to the
         --------------------------------------------------------------
         application). If the regulatory bodies issue orders pertaining to the
         ---------------------------------------------------------------------
         proposed transaction after the date of filing with the Commission, and
         ----------------------------------------------------------------------
         before the date of final Commission action, the applicant must
         --------------------------------------------------------------
         supplement its Commission application promptly with a copy of these
         -------------------------------------------------------------------
         orders.
         -------

         Regulatory approval from the Securities and Exchange Commission (SEC) has not yet been attained. A Form U-1 Application by Wisconsin Power and Light Company has been submitted to the Securities and Exchange Commission seeking approval of the transaction under Sections 9 and 10 of the Public Utility Holding Company Act of 1935. The Applicants commit to supply the Commission with the final SEC order pertaining to this transaction if it is issued by the SEC prior to the Commission's final action on this Application.

VII.     INFORMATION REQUIRED UNDER 18 C.F.R. (Sections)33.3 & 33.4

         No information is required to be provided under these sections because the proposed transaction does not involve a merger. The transaction does not (1) result in a single corporate entity obtaining control over generating facilities of a previously unaffiliated merging entity (18 C.F.R. ss. 33.3); or (2) result in a single corporate entity having ownership or control over an entity that provides inputs to electricity products, and an entity that provides generation products (18 C.F.R. ss. 33.4).

VIII.    ACCOUNTING REQUIREMENTS UNDER 18 C.F.R. (Section) 33.5

         A.   WISCONSIN POWER AND LIGHT ENTRIES:
              ---------------------------------

TO RECORD INVESTMENT IN WISCONSIN RIVER POWER COMPANY:

ACCT NO         DESCRIPTION                  DEBIT                CREDIT
--------------------------------------------------------------------------------
123             Investment                   $ 2,424,036
131             Cash                                              $ 2,424,036

Note that WPL remains responsible for paying 16.88% of the net earnings of WRP from 12/30/00 until this transaction closes, unless a dividend is declared for that amount.

TO ACCOUNT FOR PENSION ASSET MONIES RECEIVED FROM CWP PURSUANT TO AGREEMENT BETWEEN CWP AND WPSC:

ACCT NO         DESCRIPTION                                DEBIT        CREDIT
--------------------------------------------------------------------------------
131             Cash                                                    $ 62,673
417             Expenses of Non Utility Operations        $ 62,673

TO REIMBURSE WISCONSIN PUBLIC SERVICE FOR PAYMENTS TO CONSOLIDATED RELATED TO LAND AND TIMBER SALES FOR JANUARY 2001 THROUGH JUNE 2001:

ACCT NO         DESCRIPTION                                DEBIT        CREDIT
--------------------------------------------------------------------------------
417             Expenses of Non Utility Operations         $ 98,780
232             Accounts Payable                                        $ 98,780

The agreement between the parties contemplates additional payments over a twelve-year period based upon net proceeds from sales by Wisconsin River of real estate and timber. WPL is responsible for reimbursing WPSC for 16.88% of any net real estate or timber sales from 12/31/00 until this transaction closes. After this deal closes, WPL and WPSC will each be responsible for paying to CWP 16.88% of any net real estate or timber sales through 12/31/12. The amount of such payments cannot be determined at this time, but the cost would be expensed to Account 417- Expenses of Non-Utility Operations.

         B.   WISCONSIN PUBLIC SERVICE COMPANY ENTRIES:
              -----------------------------------------

TO RECORD CASH PAYMENT FROM WISCONSIN POWER AND LIGHT COMPANY:

ACCT NO         DESCRIPTION                  DEBIT                CREDIT
--------------------------------------------------------------------------------
131             Cash                         $ 2,424,036
123             Investment                                        $ 2,424,036

Note that WPL remains responsible for paying 16.88% of the net earnings of WRP from 12/30/00 until this transaction closes, unless a dividend is declared for that amount.

TO ACCOUNT FOR PENSION ASSET MONIES RECEIVED FROM CWP PURSUANT TO AGREEMENT BETWEEN CWP AND WPSC:

ACCT NO         DESCRIPTION                  DEBIT                CREDIT
--------------------------------------------------------------------------------
232             Accounts Payable             $ 62,673
131             Cash                                              $ 62,673

TO RECORD REIMBURSEMENT FROM WISCONSIN POWER AND LIGHT COMPANY FOR PAYMENTS TO CONSOLIDATED RELATED TO LAND AND TIMBER SALES FOR JANUARY 2001 THROUGH JUNE 2001:

ACCT NO         DESCRIPTION                          DEBIT         CREDIT
--------------------------------------------------------------------------------
131             Cash                                 $ 98,780
143             Misc Accounts Receivable-WP&L                      $ 98,780

The agreement between the parties contemplates additional payments over a twelve-year period based upon net proceeds from sales by Wisconsin River of real estate and timber. WPL is responsible for reimbursing WPSC for 16.88% of any net real estate or timber sales from 12/31/00 until this transaction closes. After this deal closes, WPL and WPSC will each be responsible for paying to CWP 16.88% of any net real estate or timber sales through 12/31/12. The amount of such payments cannot be determined at this time, but the cost would be expensed to Account 417 - Expenses of Non-Utility Operations.

IX.      PROCEDURAL MATTERS

         A.   REQUEST FOR APPROVAL WITHOUT HEARING
              ------------------------------------

         The Applicants request that the Commission approve the transaction without hearing on the basis of the considerations and circumstances set forth above and because, as shown above, the sale will not adversely affect competition, rates or regulation.

         B.   SERVICE
              -------

         The Applicants, by overnight mail, have served a copy of this Application, including all attached materials, on the Public Service Commission of Wisconsin, the Michigan Public Service Commission, the U.S. Department of Justice, the Federal Trade Commission and Wisconsin River.

         C.   CLOSING DATE
              ------------

         The Applicants intend to close on the transactions required to effect the sale as soon as practicable after receiving this Commission's approval. The Applicants propose to close on the sale in August 2001, and will advise the Commission of the closing date promptly upon its occurrence.

X.       CONCLUSION

         The Applicants jointly request the following:

         A.   FINDINGS
              --------

         The transaction will not have an adverse effect on competition, regulation or rates, and this filing fulfills all applicable requirements for authorization under Section 203 of the FPA and Part 33 of its Regulations.

         B.   REQUESTED COMMISSION ACTIONS
              ----------------------------

         The Applicants request the following actions:

              1. Approval of the transaction, to the full extent required by the FPA, and any other authorizations or approvals incidental thereto that may be required.

              2. Approval of the transactions on the Application and pleadings, without hearing;

              3. Waivers of any filing requirements or other regulations as the
                 Commission may find necessary or appropriate to allow this Application to be accepted for filing and granted.

           Respectfully submitted,



WISCONSIN POWER AND LIGHT COMPANY           BRUDER, GENTILE & MARCOUX, L.L.P.


----------------------------                --------------------------------
Bradford A. Borman                          Peter K. Matt
Attorney                                    Gary Levenson
Alliant Energy Corporate Services, Inc.     1100 New York Avenue, N.W.
222 West Washington Avenue                  Suite 510 East
P.O. Box 192                                Washington, D.C. 20005-3934
Madison, Wisconsin 53701-0192               Telephone: 202/783-1350
Telephone:  (608) 252-3265                  Facsimile: 202/737-9117
Facsimile:  (608) 252-4820                  E-Mail: pkmatt@brudergentile.com
E-Mail: bradborman@alliant-energy.com


Counsel for Wisconsin Power                 Counsel for Wisconsin Public
and Light Company                           Service Corporation

August 8, 2001